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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Centocor Diagnostics, Inc.:

The audits referred to in our report dated October 13, 1997, included the related financial statement Schedule II - Valuation and Qualifying Accounts as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                                  /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
December 10, 1997